Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form 10 of our report dated March 12, 2020, related to the financial statements of NuGenerex Immuno-Oncology, Inc. as of July 31, 2019 and 2018 and for the fiscal years then ended, which appears in this Registration Statement of NuGenerex Immuno-Oncology, Inc. The report for NuGenerex Immuno-Oncology, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/s/ Mazars USA LLP

Edison, New Jersey

March 12, 2020